Exhibit 99.1

American Midstream Reports Fourth Quarter and Full Year 2017 Results

HOUSTON, TX - March 12, 2018 - American Midstream Partners, LP (NYSE: AMID) (“American Midstream” or the “Partnership”) today reported financial results for the three and twelve months ended December 31, 2017.

During 2017, American Midstream made considerable progress in executing on a capital redeployment strategy of simplifying its businesses while gaining asset scale and density in core operating areas. The Partnership has effectively reallocated over $530 million in capital in eight highly accretive transactions, which have high graded the Partnership’s asset base and provide a foundation for meaningful future growth. With this expanded asset base and in conjunction with numerous organic growth projects, the Partnership is poised for materially higher 2018 Adjusted EBITDA and distributable cash flows.

Highlights

Financial

•	Net loss attributable to the Partnership was $131.3 million for the year ended December 31, 2017 as compared to net loss of $51.3 million for the same period in 2016.

•	Adjusted EBITDA was $176.4 million for the year ended December 31, 2017, a decrease of 1% compared to 2016.

•	Total segment gross margin was $242.1 million for the year ended December 31, 2017, an increase of 8% compared to 2016.

•	Enhanced the Partnership’s capital structure with an additional issuance of $125 million aggregate principal amount of its existing 8.5% Senior Notes due 2021.

•	The Partnership maintained a quarterly distribution of $0.4125 per common unit, or $1.65 per common unit on an annualized basis, representing distribution coverage of approximately 1.1 times.

•	The fourth quarter 2017 distribution represents the Partnership’s twenty-sixth consecutive quarterly distribution since its initial public offering.

Operational

•	Reallocated approximately $530 million in capital to eight accretive high growth opportunities.

•	Closed $170 million divestiture of Propane Marketing and Services business, simplifying the Partnership and re-purposing capital to higher growth assets at meaningfully accretive valuations.

•	Closed $90 million acquisition of Viosca Knoll and Panther pipelines, creating a one-of-a-kind interconnected system from offshore production to multiple onshore markets.

•	Closed $184 million of additional equity interest drop downs in Delta House and Destin pipeline, further bolstering the unique portfolio of interconnected and complementary fee-based offshore assets.

•	Commenced deliveries on the Cayenne pipeline, which has the ability to move virtually all natural gas liquids volumes out of the prolific deepwater Gulf of Mexico Mississippi Canyon block.

•	Closed $48 million drop down of Trans-Union pipeline, further enhancing the Partnership’s core Southeast transmission asset footprint.

•	Announced the $816 million acquisition of Southcross Holding, LP and merger of Southcross Energy Partners, L.P., collectively (“Southcross”) to form a strategically integrated South Texas footprint.

EXECUTIVE COMMENTARY

“This has been a tremendously active fourth quarter and 2017 for the Partnership. We have taken meaningful strides in our capital optimization program as we continue to build a fully integrated midstream company. In 2017 we acquired or announced more than $1.8 billion of accretive growth transactions ultimately continuing the transformation into a growth-oriented Partnership. We continue to redeploy capital to higher growth opportunities allowing us to capture greater cash flow.

In the fourth quarter of 2017, we announced the Southcross acquisition, which furthers the Partnership’s ability to participate in the full midstream value chain, from well head supply to downstream end user markets in the strategic Gulf Coast. It is a meaningful step in the continuing pursuit of strategic opportunities allowing American Midstream to grow, compete and thrive in the midstream space. We have significantly high graded the Partnership’s asset base and are now solidifying our strategic footprint allowing us to focus on meaningful organic growth opportunities” stated Lynn Bourdon III, President and Chief Executive Officer.

SEGMENT PERFORMANCE

	Segment Gross Margin
	(In thousands)
	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Offshore Pipelines and Services	$22,926	$24,399	$103,664	$82,346
Gas Gathering and Processing Services	11,231	10,659	47,894	48,245
Liquid Pipelines and Services	7,906	7,727	29,115	31,556
Natural Gas Transportation Services	6,318	5,501	23,424	18,616
Terminalling Services	7,558	11,112	37,987	42,872

Total Segment Gross Margin (1)	$55,939	$59,398	$242,084	$223,635

(1)	Non-GAAP supplemental financial measure. Please read “Note About Non-GAAP Financial Measures” in Appendix A.

Offshore Pipelines and Services

Segment gross margin was $22.9 million for the three months ended December 31, 2017, a decrease of 6% compared to the same period in 2016. Cash distributions were $29.6 million for the three months ended December 31, 2017, a 40% increase compared to the same period in 2016. Cash distributions increased due to additional equity ownership interests in Delta House to 35.7% and Destin to 66.7%. The Partnership also realized a 19% increase in throughput volumes on our Okeanos Pipeline due to increased deepwater production. In the fourth quarter of 2017, the Partnership was notified by the operator of the Delta House FPS that certain third-party owned upstream infrastructure would require remedial work, resulting in a temporary delay of production volumes flowing into Delta House. This remediation is scheduled to be completed later in the second quarter of 2018, at which time full production is anticipated to resume flowing into Delta House. The Partnership and an affiliate of ArcLight expect to enter into an agreement providing for the contribution of additional capital to the Partnership to help offset any impact to cash distributions from Delta House resulting from this issue. Further, there are four new well tie backs planned for connection to Delta House in the second half of 2018 and they remain on schedule. When full production resumes, along with these four tie backs, the Partnership anticipates Delta House to run near nameplate capacity for the foreseeable future. The Partnership expects the associated resource potential in the prolific deepwater Gulf of Mexico, specifically the Mississippi Canyon block, will continue to drive predictable fee-based cash flow across our entire offshore segment.

Gas Gathering and Processing Services

Gross margin was $11.2 million for the three months ended December 31, 2017, an increase of 5% compared to the same period in 2016. The increase reflected additional NGL volumes from new contracts in our East Texas assets attributable to higher prices and producer development activity. The Partnership anticipates increased volumes across its entire Gas Gathering and Processing Services segment throughout 2018 resulting from significant commercial opportunities in the Permian and Eagle Ford Basins, as the Partnership foresees continued growth in producer development activity.

Liquid Pipelines and Services

Segment gross margin was $7.9 million for the three months ended December 31, 2017, an increase of 2% as compared to the same period in 2016. Cash distributions were $2.3 million for the three months ended December 31, 2017, a 72% increase compared to the same period in 2016. Growth was driven by higher throughput volumes on the Tri-States pipeline from increased activity and incremental volume from higher natural gas liquid deepwater Gulf of Mexico production. The Partnership continues to see growth potential across the liquids business and is evaluating multiple organic growth opportunities for new volume dedications on the Silver Dollar crude pipeline. The Partnership is also seeing increased drilling activity around its Bakken assets, as Williston Basin rig counts increased over 50% in 2017 and is currently evaluating multiple organic growth projects which it projects would generate double digit returns.

Natural Gas Transportation Services

Segment gross margin was $6.3 million for the three months ended December 31, 2017, a 15% increase compared to the same period in 2016. The increase was primarily attributable to the acquisition of Trans-Union pipeline in November 2017 that further strengthened our growing Southeast gas transmission assets. The Partnership also realized higher rates due to continued strong industrial and residential demand within the rapidly growing Southeast markets.

Terminalling Services

Segment gross margin was $7.6 million for the three months ended December 31, 2017, down 32% compared to the same period in 2016. The decrease in gross margin was primarily attributable to a reduction in storage and utilization at our Cushing terminal and higher operating costs. This decline was partially offset by an increase in commodity sales at our refined products terminals. In February 2018, we announced the execution of an agreement to sell our refined products terminals for approximately $138 million, further demonstrating our ability to reallocate capital to higher growth strategic opportunities.

CAPITAL MANAGEMENT

As of December 31, 2017, the Partnership had approximately $1.2 billion of total debt outstanding, comprised of $698 million outstanding under its revolving credit facility down approximately $190 million from 2016. At year-end, the Partnership had remaining borrowing capacity of approximately $178 million. The Partnership has $418 million outstanding under its 8.50% senior unsecured notes, including the $125 million add-on in December of 2017 issued at 7.57%, as well as $88 million outstanding in non-recourse senior secured notes. The Partnership had a consolidated total leverage ratio of approximately 5.3 times at year end. To mitigate the potential negative impact of rising interest rates and ensure more predictable and stable cash flow, the Partnership has a series of interest rate swap agreements for approximately $550 million at an average rate of LIBOR plus 130 basis points extending through 2022.

For the three months ended December 31, 2017, capital expenditures totaled approximately $20 million, including approximately $2 million of maintenance capital expenditures. For the twelve months ended December 31, 2017, capital expenditures totaled $117 million, including $9 million of maintenance capital expenditures.

OTHER

During the fourth quarter, the Partnership conducted required asset impairment tests associated with certain non-core, legacy gathering and processing assets, which resulted in a non-cash book value adjustment of $99.3 million. The adjustment estimates reflected in this press release are preliminary and subject to refinement in connection with completion of the Partnership’s audited financial statements. The non-cash accounting adjustment has limited relevance for the Partnership going forward and does not impact adjusted EBITDA or Distributable Cash Flow and is not an indication of the Partnership’s quarterly performance. Furthermore, the book value adjustments have no influence on the Partnership executing its strategies or future performance.

CONFERENCE CALL INFORMATION

The Partnership will host a conference call at 10:00 AM Eastern Time on Monday, March 12, 2018 to discuss these results. The call will be webcast and archived on the Partnership’s website for a limited time.

Date:	Monday, March 12, 2018
Time:	10:00 AM ET / 9:00 AM CT
Dial-In Numbers:	(888) 317-6003 (Domestic toll-free)
(412) 317-6061 (International)

Conference ID:	5290943

Webcast URL:	www.AmericanMidstream.com/investor-relations

Non-GAAP Financial Measures

This press release and the accompanying tables include supplemental non-GAAP financial measures, including “Adjusted EBITDA,” “Total Segment Gross Margin,” “Operating Margin,” and “Distributable Cash Flow.” For definitions and required reconciliations of supplemental non-GAAP financial measures to the nearest comparable GAAP financial measures, please read a “Note About Non-GAAP Financial Measures” set forth in a later section of this press release.

About American Midstream Partners, LP

American Midstream Partners, LP is a growth-oriented limited partnership formed to provide critical midstream infrastructure that links producers of natural gas, crude oil, NGLs, condensate and specialty chemicals to end-use markets. American Midstream’s assets are strategically located in some of the most prolific offshore and onshore basins in the Permian, Eagle Ford, East Texas, Bakken and Gulf Coast. American Midstream owns or has an ownership interest in approximately 5,100 miles of interstate and intrastate pipelines, as well as ownership in gas processing plants, fractionation facilities, an offshore semisubmersible floating production system with nameplate processing capacity of 100 MBbl/d of crude oil and 240 MMcf/d of natural gas; and terminal sites with approximately 6.7 MMBbls of storage capacity.

For more information about American Midstream Partners, LP, visit: www.americanmidstream.com. The content of our website is not part of this release.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, including statements related to the Partnership’s expectations regarding the timing of the proposed offering and use of proceeds. We have used the words “could,” “expect,” “intend,” “may,” “will,” “poised,” “potential,” “would” and similar terms and phrases to identify forward-looking statements in this press release. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Many of the factors that will determine these results are beyond our ability to control or predict. These factors include the risk factors described in Part I, Item 1A. in our Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017, our Registration Statement on Form S-4 related to the Southcross acquisition, and our other filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. The forward-looking statements herein speak as of the date of this press release. We undertake no obligation to update such statements for any reason, except as required by law.

The preliminary financial results for the Partnership’s fourth quarter and year ended December 31, 2017 included in this press release represent the most current information available to management. The Partnership’s actual results when disclosed in its Annual Report on Form 10-K for the year ended December 31, 2017 may differ from these preliminary results as a result of the completion of the Partnership’s financial statement closing procedures, final adjustments, completion of the independent registered public accounting firm’s review and audit procedures, and other developments that may arise between now and the disclosure of the final results and audited financials. In particular, the impairment charges reflected in this press release reflect management’s current estimates and actual impairments could be in amounts greater or less than those currently estimated or impact additional assets, and any such difference could be material.

Additional Information and Where to Find it

This communication relates to a proposed business combination between American Midstream and Southcross Energy Partners, L.P. (“Southcross”). In connection with the proposed transaction, American Midstream and/or Southcross expect to file a proxy statement/prospectus and other documents with the Securities and Exchange Commission (“SEC”).

WE URGE INVESTORS AND SECURITY HOLDERS TO READ THE PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

Any definitive proxy statement(s) (if and when available) will be mailed to unitholders of Southcross. Investors and security holders will be able to obtain these materials (if and when they are available) free of charge at the SEC’s website, www.sec.gov. In addition, copies of any documents filed with the SEC may be obtained free of charge from Southcross’ internet website for investors at http://investors.southcrossenergy.com, and from American Midstream’s investor relations website at http://www.americanmidstream.com/investorrelations. Investors and security holders may also read and copy any reports, statements and other information filed by American Midstream and Southcross with the SEC at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participation in the Solicitation of Votes

American Midstream and Southcross Energy and their respective directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding Southcross Energy’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 9, 2017. Information regarding American Midstream’s directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 28, 2017. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Investor Contact

American Midstream Partners, LP

Mark Schuck

Director of Investor Relations

(346) 241-3497

ir@americanmidstream.com

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited, in thousands)

	December 31, 2017	December 31, 2016
Assets
Cash and cash equivalents	$8,782	$5,666
Other assets, net	1,988,075	2,343,655

Total assets	$1,996,857	$2,349,321

Liabilities, Equity and Partners’ Capital
Current portion of long-term liabilities	7,551	5,485
3.77% Senior notes (non-recourse)	55,198	55,979
3.97% Senior notes (non-recourse)	29,937	—
8.50% Senior notes	418,421	291,309
Revolving credit agreements	697,900	888,250
Other liabilities, net	187,289	189,051
Convertible preferred units	317,180	334,090
Equity and partners’ capital	283,381	585,157

Total liabilities, equity and partners’ capital	$1,996,857	$2,349,321

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited, in thousands, except for per unit amounts)

	Three Months ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Revenues	$167,582	$175,873	$655,980	$589,026
Operating expenses:
Cost of sales	119,030	122,639	461,916	393,351
Direct operating expenses	25,437	17,672	82,256	71,544
Corporate expenses	27,488	28,493	112,058	89,438
Depreciation, amortization and accretion expense	24,614	24,945	103,448	90,882
Non-cash impairment of property, plant and equipment	99,279	697	99,279	697
Other	1	3,045	(4,063)	3,342

Operating Loss	(128,267)	(21,618)	(198,914)	(60,228)
Other income (expense):
Interest expense	(15,428)	3,290	(66,465)	(21,433)
Other income (expense), net	15,893	(2,908)	134,110	30,351

Net loss attributable to the Partnership	$(127,802)	$(21,236)	$(131,269)	$(51,310)

Distribution declared per common unit	$0.4125	$0.49	$1.65	$1.95

Limited Partners’ net income (loss) per common unit:
Basic and diluted:
Loss from continuing operations	$(2.58)	$(0.33)	$(3.97)	$(1.51)
Income (loss) from discontinued operations	0.04	(0.27)	0.85	(0.09)

Net loss	$(2.54)	$(0.60)	$(3.12)	$(1.60)

Weighted average number of common units outstanding:
Basic and diluted	52,697	51,363	52,043	51,176

American Midstream Partners, LP and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited, in thousands)

	Years Ended December 31,
	2017	2016
Cash flows provided by operating activities	$27,606	$90,639
Cash flows provided by / (used) in investing activities	237,620	(564,504)
Cash flows provided by / (used) in financing activities	(262,110)	477,544

Net increase in cash and cash equivalents	3,116	3,679

Cash and cash equivalents
Beginning of period	5,666	1,987

End of period	$8,782	$5,666

American Midstream Partners, LP and Subsidiaries

Reconciliation of Net income (loss) attributable to the Partnership to

Adjusted EBITDA and Distributable Cash Flow

( Unaudited, in thousands)

	Three Months ended December 31,				Years Ended December 31,
	2017		2016		2017		2016
Reconciliation of Net loss attributable to the Partnership to Adjusted EBITDA:
Net loss attributable to the Partnership	$(127,802)		$(21,236)		$(131,269)		$(51,310)
Add backs and net impact of discontinued operations
Depreciation, amortization and accretion	24,593		24,945		102,766		90,882
Interest expense	16,818		6,177		60,587		28,572
Non-cash equity compensation expense	1,965		1,373		8,032		5,658
Non-cash loss on impairment of property, plant and equipment	99,279		697		99,279		697
Distributions from unconsolidated affiliates	31,870		20,249		90,846		83,046
Other, net	9,440		24,910		46,096		60,972

Deductions
Earnings in unconsolidated affiliates	13,269		10,645		63,050		40,158
Other, net	189		736		36,893		794

Adjusted EBITDA	$42,705		$45,734		$176,394		$177,565

Deduct:
Cash interest expense	16,511		9,019		60,070		31,808
Maintenance capital	2,322		2,543		8,892		6,751
Preferred distribution	—		7,116		16,311		15,142
Distributable Cash Flow	$23,872		$27,056		$91,121		$123,864

Limited Partner Distributions	$21,745		$24,915		$86,215		$99,475

Distribution Coverage	1.1	x	1.1	x	1.1	x	1.2	x

American Midstream Partners, LP and Subsidiaries

Reconciliation of Total Gross Margin to Net income (loss) attributable to the Partnership

(Unaudited, in thousands)

	Three Months ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Reconciliation of Gross Margin to Net income (loss) attributable to the Partnership
Total Segment Gross Margin	$55,939	$59,398	$242,084	$223,635

Operating margin	35,638	44,635	174,467	162,873
Add backs	(86)	312	(119)	(1,617)
Deducts	163,354	66,183	305,617	212,566

Net loss attributable to the Partnership	$(127,802)	$(21,236)	$(131,269)	$(51,310)

American Midstream Partners, LP and Subsidiaries

Segment Financial and Operating Data

(Unaudited, in thousands, except for operating and pricing data)

	Three Months ended December 31,		Years Ended December 31,
	2017	2016	2017	2016
Segment Financial and Operating Data:

Offshore Pipelines & Services
Financial data:
Segment gross margin	$22,926	$24,399	$103,664	$82,346
Less: Direct operating expenses	7,160	2,991	16,973	10,945

Segment operating margin	15,766	21,408	86,691	71,401

Distributions:
Destin/Okeanos	12,000	4,545	38,667	19,928
Delta House	17,572	15,571	43,746	55,590
Other	—	887	1,100	3,679

Total	29,572	21,003	83,513	79,197

Operating data:
Average throughput (MMcf/d)	254.6	445.9	309.6	466.4
Average Destin/Okeanos throughput (MMcf/d)	1,035.1	1,163.0	1,094.0	1,166.8
Average Delta House throughput (MBoe/d)	63.2	100.1	101.0	96.0
Average Other throughput (MBbls/d)	—	29.6	20.3	29.9

Gas Gathering and Processing Services Segment
Financial data:
Segment gross margin	$11,231	$10,659	$47,894	$48,245
Less: Direct operating expenses	7,016	8,458	32,003	33,802

Segment operating margin	4,215	2,201	15,891	14,443

Operating data:
Average throughput (MMcf/d)	193.0	208.0	202.0	220.6

Liquid Pipelines & Services
Financial data:
Segment gross margin	$7,906	$7,727	$29,115	$31,556
Less: Direct operating expenses	5,193	1,905	12,330	10,091

Segment operating margin	2,713	5,822	16,785	21,465

Distributions:
Tri-States/Wilprise	2,298	1,339	7,334	3,849
Operating data:
Average Tri-States/Wilprise throughput (MBbls/d)	90.1	68.4	87.8	72.3
Average other Liquid Pipelines throughput (MBbls/d)	36.0	35.8	34.4	33.0

Natural Gas Transportation Services
Financial data:
Segment gross margin	$6,318	$5,501	$23,424	$18,616
Less: Direct operating expenses	908	1,408	6,311	5,923

Segment operating margin	5,410	4,093	17,113	12,693

Operating data:
Average throughput (MMcf/d)	460.9	494.1	420.4	389.9

Terminalling Services
Financial data:
Segment gross margin	$7,558	$11,112	$37,987	$42,872
Less: Cost of sales	5,243	4,981	12,855	11,564
Direct operating expenses	5,136	2,910	14,639	10,783

Segment operating margin	(2,821)	3,221	10,493	20,525

Operating data:
Contracted Capacity (Bbls)	4,630,300	5,282,933	4,957,328	5,011,133
Design Capacity (Bbls)	5,400,800	5,400,800	5,400,800	5,173,717
Storage Utilization	85.7%	97.8%	91.8%	96.9%
Terminalling and storage throughput (Bbls/d)	58,319	54,038	58,670	56,741

Appendix A

Note About Non-GAAP Financial Measures

Total segment gross margin, operating margin and Adjusted EBITDA are performance measures that are non-GAAP financial measures. Each has important limitations as an analytical tool because they exclude some, but not all, items that affect the most directly comparable GAAP financial measures. Management compensates for the limitations of these non-GAAP measures as analytical tools by reviewing the comparable GAAP measures, understanding the differences between the measures and incorporating these data points into management’s decision-making process.

You should not consider total segment gross margin, operating margin, or Adjusted EBITDA in isolation or as a substitute for, or more meaningful than analysis of, our results as reported under GAAP. Total segment gross margin, operating margin and Adjusted EBITDA may be defined differently by other companies in our industry. Our definitions of these non-GAAP financial measures may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

Adjusted EBITDA is a supplemental non-GAAP financial measure used by our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, to assess: the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash flow to make cash distributions to our unitholders and our General Partner; our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities.

We define Adjusted EBITDA as net income (loss) attributable to the Partnership, plus depreciation, amortization and accretion expense, interest expense, debt issuance costs, unrealized (gains) losses on derivatives, non-cash charges such as non-cash equity compensation expense, and charges that are unusual such as transaction expenses primarily associated with our acquisitions (such as JPE, Viosca Knoll, Delta House and Panther), income tax expense, distributions from unconsolidated affiliates and general partner’s contribution, less earnings in unconsolidated affiliates, gains (losses) that are unusual such as gain on revaluation of equity interest, and gain on sale of the Propane Business, other, net, and gain (loss) on sale of assets, net.

Distributable cash flow (“DCF”) is a significant performance metric used by us and by external users of the Partnership’s financial statements, such as investors, commercial banks and research analysts, to compare basic cash flows generated by us to the cash distributions we expect to pay the Partnership’s unitholders. Using this metric, management and external users of the Partnership’s financial statements can quickly compute the coverage ratio of estimated cash flows to planned cash distributions. DCF is also an important financial measure for the Partnership’s unitholders since it serves as an indicator of the Partnership’s success in providing a cash return on investment. Specifically, this financial measure may indicate to investors whether we are generating cash flow at a level that can sustain or support an increase in the

Partnership’s quarterly distribution rates. DCF is also a quantitative standard used throughout the investment community with respect to publicly traded partnerships and limited liability companies because the value of a unit of such an entity is generally determined by the unit’s yield (which in turn is based on the amount of cash distributions the entity pays to a unitholder). DCF will not reflect changes in working capital balances.

We define DCF as Adjusted EBITDA, less interest expense, normalized maintenance capital expenditures, and distributions related to the Series A, Series C, and Series D convertible preferred units. The GAAP financial measure most comparable to DCF is Net income (loss) attributable to the Partnership.

Segment gross margin and total segment gross margin are metrics that we use to evaluate our performance.

We define segment gross margin in our Gas Gathering and Processing Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives, construction and operating management agreement income and the cost of natural gas, and NGLs and condensate purchased.

We define segment gross margin in our Liquid Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less unrealized gains or plus unrealized losses on commodity derivatives and the cost of crude oil purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Natural Gas Transportation Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Offshore Pipelines and Services segment as total revenue plus unconsolidated affiliate earnings less the cost of natural gas purchased in connection with fixed-margin arrangements. Substantially all of our gross margin in this segment is fee-based or fixed-margin, with little to no direct commodity price risk.

We define segment gross margin in our Terminalling Services segment as total revenue less direct operating expense which includes direct labor, general materials and supplies and direct overhead.

Total segment gross margin is a supplemental non-GAAP financial measure that we use to evaluate our performance. We define total segment gross margin as the sum of the segment gross margins for our Gas Gathering and Processing Services, Liquid Pipelines and Services, Natural Gas Transportation Services, Offshore Pipelines and Services and Terminalling Services segments. The GAAP measure most directly comparable to total segment gross margin is Net income (loss) attributable to the Partnership.